EXHIBIT 3.1

ARTICLE VI

CLOSING OF TRANSFER STOCKS

Section 5.  The board of directors may fix, in advance, a date as the record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders, or stockholders entitled to receive payment of any dividend or allotment of any rights, or in order to make a determination of stockholders for any other proper purpose.  Such date, in any case, shall be not more than  ninety days, and in case of meeting of stockholders not less than ten days, prior to the date on which the particular action requiring such determination of stockholders is to be taken.  In lieu of fixing a record date, the board of directors may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, twenty days.  If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten days immediately preceding such meeting.